Exhibit 99.2

Q1 FY17 Question & Answer

September 29, 2016

1.	What were some examples of brands posting comparable sales growth for the quarter?

- Act II	- Gulden’s	- Reddi Wip
- Andy Capp	- Healthy Choice	- Ro*Tel
- Crunch ‘N Munch	- Jiffy Pop	- Slim Jim
- DAVID	- Manwich

2.	What were some examples of brands posting comparable sales declines for the quarter?

- Banquet	- Fiddle Faddle	- Libby’s	- Peter Pan	- Wesson
- Bertolli	- Hunt’s	- Marie Callender’s	- PF Chang’s	- Wolf Chili
- Blake’s	- Hebrew National	- Odom’s Tennessee Pride	- Poppycock
- Chef Boyardee	- Kid Cuisine	- Orville Redenbacher’s	- Snack Pack
- Egg Beaters	- La Choy	- Pam	- Swiss Miss

3.	What are the major brands included in the Grocery & Snacks segment?

Examples of large brands in the Grocery & Snacks segment are Chef Boyardee, Hunt’s, Orville Redenbacher’s, Slim Jim, and Snack Pack

4.	What are the major brands included in the Refrigerated & Frozen segment?

Examples of large brands in the Refrigerated & Frozen segment are Banquet, Healthy Choice, Hebrew National, Marie Callender’s, and Reddi Wip

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $117 million in Q1 FY17 (versus approximately $102 million in Q1 FY16).

6.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $93 million in Q1 FY17 (versus approximately $92 million in Q1 FY16).

7.	What was the net interest expense for the quarter?

Approximately $59 million in Q1 FY17 (versus approximately $80 million in Q1 FY16).

8.	What was Corporate expense for the quarter?

GAAP corporate expenses were $49 million in the quarter compared with $79 million in the year-ago period. Adjusted corporate expenses were $38 million in the quarter compared with $66 million in the year-ago period, reflecting planned benefits from our cost savings efforts, along with some benefits related to timing of certain costs.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $1 million of net benefit in the current quarter and $2 million of net loss in the year-ago period. The company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

Corporate Expense Reconciliation

(Dollars in millions)	Q1 FY17	Q1 FY16	% Change
Selling, general and administrative expenses	$281.5	$405.4	(30.6)%
Less: selling, general and administrative expenses from reporting segments	231.5	328.3
Plus: Corporate cost of goods sold	(1.0)	2.2

Corporate expenses	$49.0	$79.3
Net expense related to restructuring plans	(2.2)	(10.7)
Net expense related to Lamb Weston spin preparation	(9.7)	—
Net income (expense) related to hedging	1.0	(2.2)

Corporate adjusted expenses	$38.1	$66.4	(42.6)%

9.	How much did the company pay in dividends during the quarter?

Approximately $110 million in Q1 FY17 (versus approximately $107 million in Q1 FY16).

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 443 million shares for the quarter.

11.	Did the company repurchase any shares during the quarter?

The Company repurchased approximately 1.8 million shares in Q1FY17 (versus 0 in Q1FY16).

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q1 FY17
Total debt*	$4,974
Less: Cash on hand	$795

Net debt	$4,179

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

The Company believes that given the significant cash, cash equivalents and other investments on its balance sheet, net debt is a meaningful measure.

13.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 52%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 12 for the components of net debt.

Note on Forward-looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We undertake no responsibility for updating these statements. Readers of this communication should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this communication. These risks and uncertainties include, among other things: our ability to successfully complete the spin-off of our Lamb Weston business on a tax-free basis, within the expected time frame or at all, and achieve the intended benefits of the spin-off; general economic and industry conditions; our ability to successfully execute our long-term value creation strategy; our ability to access capital; our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; the effectiveness of our hedging activities, including volatility in commodities that could negatively impact our derivative positions and, in turn, our earnings; the competitive environment and related market conditions; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters; actions of governments and regulatory factors affecting our businesses, including the Patient Protection and Affordable Care Act; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; our ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this communication.